EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--307,
Defined Asset Funds (California Insured, New York, Ohio Insured and Pennsylvania Insured Trusts):

We consent to the use in this Registration Statement No. 333-20327 of our report dated March 21, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--307, Defined Asset Funds (California Insured, New York, Ohio Insured and Pennsylvania Insured Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
March 21, 1997